Exhibit 10.2

July 7, 2005

LOAN AGREEMENT

This Loan Agreement (the “Agreement”) dated as of July 7, 2005, by and between Bank of America, N.A., a national banking association (“Bank”) and the Borrower described below:

WHEREAS, Borrower desires to purchase from Maybrook Realty, Inc., all of its right, title and interest in and to a certain leasehold estate and interest in Freedom Plaza Care Center, including without limitation all improvements thereon, and Borrower also desires to purchase from Sun Health Properties, Inc. the fee simple property associated with the same site, including without limitation all of the fee simple property underlying the existing ground lease between Sun Health Properties, Inc., and Maybrook Realty, Inc., plus some additional property;

WHEREAS, Borrower has requested term loans from Bank to fund the costs of said real estate acquisitions, and Bank has agreed to fund same subject to the terms, provisions and conditions hereof;

WHERAS, Borrower has also requested a construction loan to provide funding for the construction of a 21-unit assisted living expansion and a connected 20-unit Alzheimer's building, and Bank has also approved of same subject to the terms, provisions and conditions hereof and also subject to the terms, provisions and conditions of a Construction Loan Administration Agreement of even date herewith between Bank and Borrower;

NOW THEREFORE, in consideration of these premises and intending to be legally bound, Bank and ARC HDV, LLC hereby agree as follows:

I. DEFINITIONS AND REFERENCE TERMS. In addition to any other terms defined herein, the following terms shall have the meaning set forth with respect thereto:.

1. Banking Day. Banking Day shall mean a day for dealings by and between banks, excluding Saturday, Sunday and any day which shall be a legal holiday in the City of Nashville, Davidson County, Tennessee or a day on which banking institutions in the City of Nashville, Davidson County, Tennessee are authorized to close.

2. Borrower. ARC HDV, LLC, a Tennessee limited liability company.

3. Borrower’s Address shall be 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027.

4. Collateral. The Collateral shall mean and refer to all that property described in the Deed of Trust and all other properties of the Borrower in which the Bank may now or hereafter be granted a lien and/or security interest or which at any time are in the possession or control of the Bank.

5.  Construction Loan Administration Agreement. The Construction Loan Administration Agreement shall mean and refer to that certain Construction Loan Administration Agreement of even date herewith by and between Borrower and Bank

6. Deed of Trust. Deed of Trust shall mean and refer to that certain Deed of Trust, Assignment of Rents, Security Agreement and Financing Statement which is dated of even date herewith from Borrower to Bank and recorded in the Records of Maricopa County, Arizona securing, among other Obligations, Notes A , B and C.

7. Default Rate. The Default Rate shall have the meaning given it in the respective Note.

8. Environmental Laws. Environmental Laws shall mean all federal, state, local and foreign laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, spills, releases or threatened releases of any pollutant, contaminant or Hazardous Substance into the environment (including without limitation indoor air, ambient air, surface water, ground water or land), or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or Hazardous Substances including, but not limited to, the Comprehensive Environmental Response Compensation and Liability Act, as amended (42 U.S.C. §§9601 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. §§6901 et seq.), the Clean Water Act, as amended (33 U.S.C. §§1251 et seq.), the Clean Air Act, as amended (42 U.S.C. §§7401 et seq.), the Toxic Substance Control Act, as amended (15 U.S.C. §§2601 et seq.), and any and all rules, regulations, codes, standards, plans, orders, decrees, judgments, injunctions, notices or demand letters issued, entered, promulgated or approved thereunder.

9. Equipment. Equipment shall mean all of Borrower’s then owned or existing and future acquired or arising machinery, apparatus, equipment, fixtures, motor vehicles, and other tangible personal property of every kind and description used in the Borrower’s business operations or owned by the Borrower or in which the Borrower has an interest, and all parts and accessories and all increases and accessions thereto and substitutions and replacements therefor.

10. Fixed Charge Coverage Ratio. Fixed Charge Coverage Ratio shall mean, for any period of determination, that ratio computed by dividing the sum of Borrower’s net income plus depreciation/amortization plus rent/lease expense by the sum of Borrower’s interest expense plus scheduled principal payments plus scheduled rent/lease payments.

11. Freedom Plaza Care Center. Freedom Plaza Care Center shall mean and refer to that certain 128 bed skilled nursing and 44 unit assisted living facility which Borrower has purchased from Maybrook Realty, Inc. and Sun Health Properties, Inc. located in Maricopa County, Arizona.

12. Guarantor. Guarantor means American Retirement Corporation, a Tennessee Corporation.

13. Guaranty. Guaranty shall mean the limited guaranty of American Retirement Corporation, a Tennessee Corporation with respect to the indebtedness evidenced by Notes A, B and C in form and substance satisfactory to the Bank guaranteeing the payment and performance of said indebtedness and any other guaranty of the Obligations hereafter executed and delivered to Bank.

14. Hazardous Materials. Hazardous Materials shall mean any hazardous, toxic or dangerous waste, substance or material, regulated or controlled pursuant to any Environmental Law, now or at any time hereafter in effect, including, without limiting the generality of the foregoing, asbestos, PCBs, petroleum products (including crude oil, natural gas, natural gas liquids, liquefied natural gas or synthetic gas) or any other substance defined as a “hazardous substance,”“extremely hazardous waste,”“restricted hazardous waste,”“hazardous material,”“hazardous chemical,”“hazardous waste,”“hazardous air pollutant,”“regulated substance,”“toxic chemical,”“toxic substance” or other similar term in any Environmental Law.

15. Loan(s). Loan(s) means collectively any and all loans heretofore or hereafter made by Bank to the Borrower pursuant to and in accordance with the terms of this Agreement, including without limitation those evidenced by Note A, Note B, and Note C.

16. Loan Documents. Loan Documents shall mean and refer to this Agreement, Note A, Note B, Note C, the Deed of Trust, the Assignment of Rents and Leases, the Security Agreement, the Guaranty Agreement, the Construction Loan Administration Agreement, and any and all promissory notes executed and/or assumed by Borrower in favor of Bank and all other documents, instruments, guarantees, certificates and agreements executed and/or delivered by Borrower, any guarantor or third party in connection with the Loan.

17. Note A. Note A shall be that certain floating rate Promissory Note dated of even date herewith, executed by Borrower in the amount of Nine Million Three Hundred Sixty Thousand Seven Hundred Seventy Five and No/100 Dollars ($9,360,775.00), together with all extensions, renewals and modifications thereof.

18. Note B. Note B shall be that certain fixed rate Promissory Note dated of even date herewith executed by Borrower in the amount of Nine Million Three Hundred Sixty Thousand Seven Hundred Seventy Five and 00/100 Dollars ($9,360,775.00), together with all extensions, renewals and modifications thereof.

19. Note C. Note C shall be that certain floating rate Construction Loan Promissory Note dated of even date herewith executed by Borrower in the amount of Four Million Four Hundred Fifty Eight Thousand Four Hundred Fifty Eight and No/100 Dollars ($4,458,458.00), together with all extensions, renewals and modifications thereof.

20. Obligations. Obligations shall mean, individually and collectively, the duties, obligations and liabilities of the Borrower to the Bank described in this Agreement or in the other Loan Documents, obligations under all notes, contracts of suretyship, guaranty or accommodation made by the Borrower in favor of the Bank, letters of credit, and all other obligations of the Borrower to the Bank, however and whenever created, arising, or evidenced, whether direct or indirect, through assignment from third parties, absolute, contingent, or otherwise, primary or secondary, now or hereafter existing, or due or to become due.

21. Obligor. Obligor shall mean the Borrower, the Guarantor under a Guaranty and each other party at any time primarily or secondarily, directly or indirectly liable on any of the Obligations.

22. Permitted Liens. Permitted Liens shall mean:

(a) Liens or charges for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or the validity of which is contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof and for which appropriate reserves have been established in accordance with GAAP;

(b) deposits or pledges to secure:

(i)	statutory obligations;

(ii)	surety or appeal bonds; or

(iii)	bonds for release of attachment, stay of execution or injunction;

(c) statutory liens on property arising in the ordinary course of business which, in the aggregate, do not materially impair the use of such property or materially detract from the value of such property;

(d) Liens existing on the date hereof and described on Exhibit “B”, attached to the Deed of Trust, and Liens created after the date hereof to which the Bank has consented in writing;

(e) Purchase money liens on any equipment hereafter acquired provided that the obligation secured by such lien does exceed the fair cost of the equipment, the lien attaches only to the equipment so acquired, and the debt is permitted by Section V.4 below; and

(f) Liens in favor of the Bank.

23. Person. Person shall mean any individual, joint venture, partnership, firm, corporation, limited liability company, trust, unincorporated organization or other organization or entity, or a governmental body or any department or agency thereof.

24. Premises. Premises shall mean all real properties owned or leased by Borrower or on which any of Borrower’s assets may be located from time to time.

25. Subsidiary. Subsidiary shall mean as to any designated corporation, any other corporation more than twenty percent (20%) of the shares of voting stock of which is owned, directly or indirectly, by such designated corporation, and shall include subsidiaries of a subsidiary.

Accounting Terms. All accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under generally accepted accounting principles (“GAAP”), as in effect from time to time, consistently applied, with respect to the financial statements referenced in Sections III.11and IV.2 below.

II.     LOANS. Bank hereby agrees to make certain loans to Borrower as follows:

1. Bank agrees to make term loans to Borrower in the aggregate outstanding principal amount of Eighteen Million Seven Hundred Twenty One Thousand Five Hundred Fifty and No/100 Dollars ($18,721,550.00). The obligation to repay the term Loans is evidenced by Note A and Note B, together with any other promissory notes heretofore or hereafter executed by Borrower in favor of Bank and any and all renewals, extensions or rearrangements thereof (being sometimes hereafter collectively referred to as the “Term Notes”) having a maturity date, repayment terms and interest rate as set forth in each Note.

2.  The Loan evidenced by Note C provides for a committed line (the “Line”) in the amount of up to Four Million Four Hundred Fifty Eight Thousand Four Hundred Fifty Eight and No/100 Dollars ($4,458,458.00) under which Borrower may borrow funds pursuant to the Construction Loan Administration Agreement. The Loan is not revolving. An amount repaid may not be reborrowed.

III.    REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants to Bank as follows:

1. Good Standing. Borrower is a limited liability company, duly organized, validly existing and in good standing under the laws of Tennessee and has the power and authority to own its property and to carry on its business in each jurisdiction in which Borrower does business.

2. Authority and Compliance. Borrower has full power and authority to execute and deliver the Loan Documents and to incur and perform the obligations provided for therein, all of which have been duly authorized by all proper and necessary action of the appropriate governing body of Borrower. No consent or approval of any public authority or other third party is required as a condition to the validity of any Loan Document, and Borrower is in compliance with all laws and regulatory requirements to which it is subject.

3. Foreign Qualification. The Borrower is duly qualified, licensed or domesticated and in good standing as a foreign limited liability company, duly authorized to do business in all jurisdictions in which the character of its properties owned or the nature of its activities conducted makes such qualification, licensing or domestication necessary.

4. Compliance with Articles of Organization, Operating Agreement, and Other Instruments, Etc. (a) The Borrower is not in violation of any term of its Articles of Organization, its Operating Agreement, and no event, status or condition has occurred or is existing which upon notice or lapse of time, or both, would constitute a violation thereof; (b) the Borrower is not in violation of any material term of any mortgage, indenture or agreement relating to outstanding borrowings to which it is a party, or of any judgment, decree or order to which it is subject, or of any other instrument, lease, contract or agreement to which it is a party, or of any statute, or governmental rule or regulation applicable to it, and no event, status or condition has occurred or is existing which upon the giving of notice or lapse of time, or both, would constitute a material violation of any such term; (c) the execution, delivery and performance of this Agreement and the other instruments and agreements provided for by this Agreement to which the Borrower is, or is to be, a party, and the carrying out of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Borrower and will not result in any violation of the organizational documents of the Borrower, or any violation of or constitute a default under any term described in (b) above, or result in the creation of any mortgage, lien, encumbrance or charge upon any of the properties or assets of the Borrower pursuant to any term described in (b) above; and (d) there is no term described in (b) above which materially and adversely affects or in the future may (so far as the Borrower can now foresee) materially and adversely affect the business, prospects, condition, affairs or operations of the Borrower or any of its properties or assets.

5. Subsidiaries. The Borrower has no Subsidiary.

6. Binding Agreement. This Agreement and the other Loan Documents executed by Borrower constitute valid and legally binding obligations of Borrower, enforceable in accordance with their terms.

7. Litigation. There is no proceeding involving Borrower pending or, to the knowledge of Borrower, threatened before any court or governmental authority, agency or arbitration authority, except as disclosed to Bank in writing and acknowledged by Bank prior to the date of this Agreement.

8. No Conflicting Agreements. There is no operating agreement, membership agreement or other document pertaining to the organization, power or authority of Borrower and no provision of any existing agreement, mortgage, indenture or contract binding on Borrower or affecting its property, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement and the other Loan Documents.

9. Ownership of Assets. Borrower has or will acquire (a) good and marketable title to its properties and assets, and its assets are free and clear of liens except for Permitted Liens, (b) good and marketable title to its leasehold estates, and (c) its properties, assets and leasehold interests are subject to no covenant, restriction, easement, right, lease, or Lien, other than Permitted Liens.

10. Taxes. All taxes and assessments due and payable by Borrower have been paid or are being contested in good faith by appropriate proceedings and the Borrower has filed all tax returns which it is required to file.

11. Financial Statements. The financial statements of Borrower heretofore delivered to Bank have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved and fairly present Borrower’s financial condition as of the date or dates thereof, and there has been no material adverse change in Borrower’s financial condition or operations since December 31, 2004. To the best of Borrower’s knowledge, all factual information furnished by Borrower to Bank in connection with this Agreement and the other Loan Documents is and will be accurate and complete on the date as of which such information is delivered to Bank and is not and will not be incomplete by the omission of any material fact necessary to make such information not misleading.

12. Environmental Laws.

i. The Borrower has obtained all permits, licenses and other authorizations, if any, which are required under Environmental Laws for the operation of the Borrower’s business and the Borrower is in compliance with all terms and conditions of required permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, notifications, schedules and timetables contained in the Environmental Laws;

ii. The Borrower is not aware of and has not received notice of the disposal or release or presence of Hazardous Materials (other than in the normal course of business) on any of its properties, or of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance on the part of the Borrower with Environmental Laws, or may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, lien, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Materials;

iii. All assets of the Borrower are free from Hazardous Materials except for Hazardous Materials used, maintained or handled by the Borrower in the ordinary course of business and the use and disposal of any and all such Hazardous Materials is effected by the Borrower in compliance with all applicable Environmental Laws; and

iv. There is not pending or threatened against the Borrower or Guarantor and neither the Borrower nor Guarantor knows of any facts or circumstances that might give rise to, any civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, environmental lien, investigation, or proceeding relating in any way to Environmental Laws.

13. Continuation of Representation and Warranties. All representations and warranties made under this Agreement shall be deemed to be made at and as of the date hereof and at and as of the date of any future advance under any Loan.

IV.    AFFIRMATIVE COVENANTS. Until full payment and performance of all obligations of Borrower under the Loan Documents, Borrower will, unless Bank consents otherwise in writing (and without limiting any requirement of any other Loan Document):

  1. Financial Condition. Maintain Borrower’s financial condition, determined on a consistent basis throughout the period involved except to the extent modified by the following definitions. Borrower shall maintain at all times a positive stockholders’ equity.

  2. Financial Statements and Other Information. Maintain a system of accounting satisfactory to Bank and applied on a consistent basis throughout the period involved, permit Bank’s officers or authorized representatives to visit and inspect Borrower’s books of account and other records at such reasonable times and as often as Bank may desire, and pay the reasonable fees and disbursements of any accountants or other agents of Bank selected by Bank for the foregoing purposes. Unless written notice of another location is given to Bank, Borrower’s books and records will be located at Borrower’s chief executive office set forth above. All financial statements called for below shall be prepared in form and content acceptable to Bank and, in the case of annual statements, prepared in accordance with GAAP and, with respect to the Guarantor, audited by independent certified public accountants reasonably acceptable to Bank.

In addition, Borrower will provide or cause to be provided to Bank the following:

i. Copies of filed federal income tax returns of Borrower for each taxable year, within twenty (20) days after filing but in any event not later than one hundred twenty (120) days after the close of each such taxable year;

ii. Year-end financial Statements of Borrower, provided annually within sixty (60) days after the close of each fiscal year, said statements to include a balance sheet and profit and loss statement and to be prepared in accordance with GAAP;

iii. Financial statements (including a balance sheet and profit and loss statement) of Borrower for each quarter of each fiscal year of Borrower, within forty-five (45) days after the close of each such period;

iv. Compliance certificate for (and executed by an authorized representative of) Borrower concurrently with and dated as of the date of delivery of each of the financial statements as required in paragraph iii, above, containing (a) a certification that the financial statements of even date are true and correct and that the Borrower is not in default under the terms of this Agreement, and (b) computations and conclusions, in such detail as Bank may request, with respect to compliance with this Agreement and the other Loan Documents, including computations of all quantitative covenants such as the Fixed Charge Coverage Ratio;

v. Audited financial statements of Guarantor, for each fiscal year of Guarantor, as soon as reasonably practicable and in any event within one hundred (100) days after the close of each fiscal year, including an unqualified opinion from an independent auditor;

vi. Financial statements (including a balance sheet and profit and loss statement) of Guarantor for each quarter of each fiscal year of Guarantor, within forty-five (45) days after the close of each such period;

vii. Compliance certificate for (and executed by an authorized representative of) Guarantor for significant senior lenders concurrently with and dated as of the date of delivery of each of the financial statements as required in paragraph vi, above, containing (a) a certification that the financial statements of even date are true and correct and that the Guarantor is not in default under the terms of any agreements with said significant senior lenders, and (b) computations and conclusions, in such detail as Bank may request, with respect to compliance with Guarantor’s agreements with significant senior lenders, including computations of all quantitative covenants;

viii. Promptly upon the filing of same with the Health Care Financing Administration (“HCFA”) and/or any Arizona state survey agency, copies of all reports required to be submitted to such agencies including without limitation all reports required to continue participation in the Medicare Program under Title XVIII of the Social Security Act; and

ix. Furnish to Bank promptly such additional information, reports and statements respecting the business operations and financial condition of Borrower and Guarantors, respectively, from time to time, as Bank may reasonably request.

All financial statements shall be in form and detail satisfactory to Bank and shall contain or be attached to the signed and dated written certification of the reporting party in form specified by Bank to certify that the financial statements are furnished to Bank in connection with the extension of credit by Bank and constitute a true and correct statement of the reporting party’s financial position. All certifications and signatures on behalf of companies, partnerships or other entities shall be by a representative of the entity satisfactory to Bank. All fiscal year-end financial statements of Guarantor shall be audited and certified, without any qualification or exception not acceptable to Bank, by independent certified public accountants acceptable to Bank, and shall contain all reports and disclosures required by generally accepted accounting principles for a fair presentation.

3. Insurance. Maintain insurance with responsible insurance companies on such of its properties, in such amounts and against such risks as is customarily maintained by similar businesses operating in the same vicinity, specifically to include fire and extended coverage insurance covering all assets, business interruption insurance, workers compensation insurance and liability insurance, all to be with such companies and in such amounts as are satisfactory to Bank and with respect to insurance on the Collateral, to contain a mortgagee clause naming Bank as a loss payee or an additional insured (as applicable) as its interest may appear and providing for at least 30 days prior notice to Bank of any cancellation thereof. Satisfactory evidence of such insurance will be supplied to Bank prior to funding under the Loan(s) and 30 days prior to each policy renewal.

4. Existence and Compliance. Maintain its existence, good standing and qualification to do business, where required and comply with all laws, regulations and governmental requirements including, without limitation, healthcare laws (including without limitation applicable Medicare and Medicaid laws and regulations) and environmental laws applicable to it or to any of its property, business operations and transactions.

5. Adverse Conditions or Events. Promptly advise Bank in writing of (i) any condition, event or act which comes to its attention that would or might materially adversely affect Borrower’s financial condition or operations, the Collateral, or Bank’s rights under the Loan Documents, (ii) any litigation filed by or against Borrower seeking in excess of $100,000 in damages if not otherwise covered by insurance; (iii) any event that has occurred that would constitute an event of default under any Loan Documents and (iv) any uninsured or partially uninsured loss through fire, theft, liability or property damage in excess of an aggregate of $100,000.00.

6. Taxes and Other Obligations. Pay all of its taxes, assessments and other obligations, including, but not limited to taxes, costs or other expenses arising out of this transaction, as the same become due and payable (or in any event prior to delinquency), except to the extent the same are being contested in good faith by appropriate proceedings in a diligent manner.

7. Fixed Charge Coverage Ratio. Borrower shall maintain as of the end of each fiscal quarter commencing with the fiscal quarter ending September 30, 2005, a Fixed Charge Coverage Ratio computed for the four (4) fiscal quarters just ended of not less than 1.50 to 1.00.

8. Maintenance and Licenses. Maintain, in good repair, working order and condition all properties and repair and make all necessary replacements thereof, and preserve and maintain all licenses, trademarks, privileges, permits, franchises, certificates and the like used or useful in its business including permission to participate as a skilled nursing home in the Medicare Program under Title XVIII of the Social Security Act as evidenced by that letter dated April, 2003 from The Arizona Department of Health Services addressed to the “Freedom Plaza Care Center”, a copy of which has been provided to Bank.

9. Environmental Laws. (a) The Borrower shall comply with all Environmental Laws now or hereafter in effect and maintain all required federal, state and local permits, licenses, certification and approvals and other authorizations, if any, which are required in connection with its ownership or use of the Premises and file, when due, all notifications relating to air emissions, effluent discharges and the generation, storage, treatment or disposal of any Hazardous Materials.

(b) In the event that the Borrower receives notice or otherwise discovers that it is not in compliance with any Environmental Law or that there has been a spill, release or threatened release of any Hazardous Material onto, from, at or under the Premises of the Borrower which spill, release or threatened release requires or may require notification, response, assessment, investigation or remedial action pursuant to any Environmental Law, the Borrower shall immediately notify the Bank and all appropriate governmental agencies thereof and proceed with due diligence and at the Borrower’s cost and expense to respond appropriately, in accordance with all requirements of the Environmental Laws, provided that nothing contained in this Section shall be deemed to authorize the Bank to exercise dominion or control over the Borrower’s operation of the facility or the Premises or the Borrower’s handling of Hazardous Materials.

V.    NEGATIVE COVENANTS. Until full payment and performance of all obligations of Borrower under the Loan Documents, Borrower will not, without the prior written consent of Bank (and without limiting any requirement of any other Loan Documents):

1. Transfer of Assets or Control. Sell, lease, assign or otherwise dispose of or transfer any assets, except inventory and used equipment in the normal course of its business, or enter into any merger or consolidation, or transfer control or ownership of the Borrower or from or acquire any Subsidiary.

2. Liens. Grant, suffer or permit any contractual or noncontractual lien on or security interest in its assets, or fail to promptly pay when due all lawful claims, whether for labor, materials or otherwise, except Permitted Liens.

3. Extensions of Credit. Make any loan or advance to any individual, partnership, corporation or other entity.

4. Borrowings. Create, incur, assume or become liable in any manner for any indebtedness (for borrowed money, deferred payment for the purchase of assets, lease payments, as surety or guarantor for the debt for another, or otherwise) other than to Bank, except for normal trade debts incurred in the ordinary course of Borrower’s business, existing indebtedness disclosed to Bank in writing and acknowledged by Bank prior to the date of this Agreement, and purchase money indebtedness used to finance equipment purchases not to exceed, in the aggregate at any one time outstanding, a total of $250,000.00.

5. Character of Business. Change the general character of Borrower’s business as conducted at the date hereof, or engage in any type of business not reasonably related to its business as presently conducted.

6. Single Purpose Entity. Borrower covenants, represents, warrants and agrees that it:

(a) will not amend, modify or otherwise change its Articles of Organization or operating agreement in any material term or manner, or in a manner which adversely affects Borrower’s existence as a single purpose entity without the prior written consent of Bank;

(b) will not permit any member of Borrower to amend, modify or otherwise change Borrower’s Articles of Organization or operating agreement in any material term or manner, or in a manner which adversely affects Borrower’s existence as a single purpose entity without the prior written consent of Bank;

(c) to the full extent permitted by law, will not liquidate or dissolve (or suffer any liquidation or dissolution), or enter into any transaction of merger or consolidation, or acquire by purchase or otherwise all or substantially all the business or assets of, or any stock or other beneficial ownership of, any entity without the prior written consent of Bank;

(d) except for Permitted Liens, will not guarantee, pledge its assets for the benefit of, hold its credit as being available to satisfy, or otherwise become liable, on or in connection with, any obligation of any other person without the prior written consent of Bank;

(e) will not own any asset other than the Premises and incidental personal property necessary for the operation of the Premises;

(f) will not engage, either directly or indirectly, in any business other than the acquisition, development, ownership, operation, leasing and managing and maintenance of the Premises, and entering into and/or assuming the Loan and activities incidental thereto, without the prior written consent of Bank;

(g) will maintain an arm’s length relationship with its affiliates and its members and any other parties furnishing services to it;

(h) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation) without the prior written consent of Bank (other than accounts payable incurred in the ordinary course of business and debt secured by Permitted Liens);

(i) will not make any loans or advances to any other person or entity, including, but not limited to, the affiliates of Borrower;

(j) will be solvent and pay its own liabilities, indebtedness and obligations of any kind, including administrative expenses, from its own assets as the same shall become due;

(k) will do all things necessary to preserve its existence, and will observe all formalities applicable to it, and will do all things necessary to maintain its identity as an entity separate and distinct from any affiliates of Borrower;

(l) will conduct and operate its business in its own name and as presently conducted and operated;

(m) will maintain financial statements, books and records and bank accounts separate from those of its affiliates, including, without limitation, its members; provided, however, that Borrower may be included in consolidated financial statements of another person, provided that such consolidated financial statements contain a note indicating that Borrower is a separate legal entity and Borrower’s assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity and that the consolidated entity is not liable for any of the liabilities of Borrower;

(n) will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including, without limitation, any affiliate or member of Borrower, or any affiliate of any member of Borrower);

(o) will file its own tax returns and pay any taxes so required to be paid under applicable law; provided, however, that so long as Borrower’s separate tax liability and its income and expenses are readily determinable based on a review of Borrower’s books and records, it may file consolidated tax returns;

(p) will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(q) will not commingle the funds and other assets of Borrower with those of any member, affiliate or any other person;

(r) will maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any affiliate or any other person;

(s) will not hold itself out to be responsible for the debts or obligations of any other person;

(t) will pay any liabilities out of its own funds, including salaries of its employees, not out of the funds of any affiliate and will not permit any affiliate to guarantee its debt or obligations (except as may be expressly provided for in this Agreement);

(u) will use stationery, invoices, and checks separate from its affiliates;

(v) will not do any act which would make it impossible to carry on the ordinary business of Borrower

(w) will not hold title to Borrower’s assets other than in Borrower’s name;

(x) will participate in the fair and reasonable allocation of any and all overhead expenses and other common expenses for facilities, goods or services provided to multiple entities;

(y) will deposit all of its funds in checking accounts, savings accounts, time deposits or certificates of deposit in its own name or invest such funds in its own name;

(z) will correct any known misunderstanding regarding its separate identity;

(aa) will establish and maintain an office through which its business is conducted separate and apart from that of any other affiliate; provided, however, that nothing herein shall be construed so as to prevent Borrower from having office space at the same address as any other affiliate, so long as the costs and expenses associated with such office space are allocated as set forth in paragraph (x) above; and

(bb) will maintain a separate telephone number from that of any other affiliate.

Notwithstanding anything herein to the contrary, Borrower may, from time to time, (i) make lawful distributions in accordance with this Agreement and applicable law, or (ii) obtain lawful capital contributions in accordance with applicable law from its affiliates to the extent necessary to satisfy its obligations as they become due; provided, however, that all such transactions are accurately reflected in the books and records of Borrower and each of its applicable affiliates.

VI.    DEFAULT. The occurrence of any one of the following shall be a default under this Agreement (“Default”):

 1. nonpayment within three (3) days of the date when due of any amount payable on any of the Obligations, whether the due date is the scheduled due date or arises by acceleration or otherwise;

 2. any covenant, agreement or condition in any Loan Document is not fully and timely performed, observed or kept;

 3. any statement, representation or warranty of the Borrower made in writing herein or in any other writing or statement at any time furnished or made by the Borrower to the Bank is untrue in any material respect as of the date furnished or made;

 4. a default under any promissory note, loan agreement, security deed or other agreement, document or instrument executed by the Borrower;

 5. suspension of the operation of the Borrower’s present business;

 6. any Obligor becomes insolvent or unable to pay its debts as they mature, or admits in writing that it is so, makes a conveyance fraudulent as to creditors under any state or federal law, or makes an assignment for the benefit of creditors;

 7. a proceeding is instituted by or against any Obligor alleging that such Obligor is insolvent or unable to pay its debts as they mature, or a petition under any provision of Title 11 of the United States Code (entitled “Bankruptcy”), as amended, is brought by or against any Obligor;

 8. entry of any uninsured judgment against Borrower in excess of $100,000;

 9. Dissolution, merger, or consolidation of Borrower;

 10. termination or withdrawal of any guaranty for any of the Obligations;

 11. a proceeding is instituted seeking the appointment of a receiver, liquidator, custodian, trustee, or other similar official for the Collateral or for any property in which the Borrower has an interest;

 12. seizure of the Collateral by any third party;

 13. the validity or enforceability of this Agreement, any Note or any of the other Loan Documents shall be contested by the Borrower or the Guarantor;

 14. the failure of the Bank to have a first priority perfected security interest in any Collateral;

 15. the breach by Guarantor of any condition or covenant contained in any Loan Document;

 16. Guarantor defaults under any existing or future loan and/or credit agreements in excess of Five Million and No/100 Dollars ($5,000,000.00), subject to all applicable grace periods therein; however, any periods of forbearance with respect to such credit agreements, which arise and continue for more than forty-five (45) consecutive days, will be deemed as a default hereunder.

VII.    REMEDIES UPON DEFAULT. Upon a Default, subject to the terms and conditions of the Deed of Trust, Bank may, at its election, but without any obligation to do so, without notice except to the extent provided in the Deed of Trust, do any one or more of the following:

1. Acceleration of Obligations. In the event of the occurrence of (a) a Default set forth in Sections VI.1 or VI.2, above, the Obligations shall automatically and immediately become due and payable; and (b) any other Default, the Bank, at its option, may declare all of the Obligations to be immediately due and payable, whereupon all of the Obligations shall become immediately due and payable, in either case without presentment, demand, protest, notice of non-payment or any other notice required by law relative thereto, all of which are hereby expressly waived by the Borrower, anything contained herein to the contrary notwithstanding.

2. Default Rate. The outstanding principal balance of the Loans shall bear interest at the Default Rate until paid in full.

3. Take Possession of Collateral. The Borrower agrees, upon the occurrence of a Default, to assemble at the Borrower’s expense all Equipment, including returned, reclaimed and repossessed goods and all books and records relating to the Collateral at a convenient place acceptable to the Bank, and to surrender such property to the Bank.

4. Sale of Collateral. The Bank shall have the right to sell or to otherwise dispose of all or any of the Collateral, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Bank, in its sole discretion, may deem advisable. Such sales may be adjourned from time to time with or without notice. Bank shall have the right to conduct such sales on the premises of Borrower or elsewhere and shall have the right to use the premises of Borrower, without charge for such sales for such time or times as the Bank may see fit. The Bank is hereby granted a license or other right to use, without charge, the labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any property of a similar nature, whether owned by Borrower or with respect to which Borrower has rights under license, sublicense or other agreements, as it pertains to the Collateral, in preparing for sale, advertising for sale and selling any Collateral and the rights of Borrower under all licenses and all franchise agreements shall inure to the benefit of the Bank. The Bank shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof; for cash, credit or any combination thereof; and the Bank may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral shall be applied first to the costs, expenses and attorneys’ fees and expenses incurred by Bank for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second to interest due upon any of the Obligations; and third to the principal of the Obligations. The Borrower agrees that the Bank may apply any proceeds from the sale of the Collateral to satisfy liens, security interests or encumbrances prior to the security interest of the Bank. Any remaining proceeds shall be remitted to Borrower or other Person legally entitled thereto. If any deficiency shall arise, Borrower shall remain liable to the Bank therefore.

5. Judicial Proceedings. The Bank shall have the right to proceed by an action or actions at law or in equity to obtain possession of the Collateral, to recover the Obligations and amounts secured hereunder or to foreclose under this Agreement and sell the Collateral or any portion thereof; pursuant to a judgment or decree of a court or courts of competent jurisdiction, all without the necessity of posting any bond.

6. Notice. Any notice required to be given by Bank of a sale, lease, or other disposition of the Collateral or any other intended action by Bank, given to Borrower in the manner set forth in Section VIII below, at least ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to Borrower.

7. Appointment of Bank as Borrower’s Lawful Attorney. Borrower irrevocably designates, makes, constitutes and appoints the Bank (and all persons designated by the Bank) as the true and lawful attorney of Borrower and the Bank or the Bank’s agent, may, without notice to Borrower and at such time or times during the continuance of a Default as the Bank or said agent, in its sole discretion, may determine, in the name of Borrower or in the Bank’s name: (a) do all acts and things necessary, in the Bank’s sole discretion, to fulfill the obligations of Borrower under this Agreement; (b) endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement; and (c) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Borrower’s business to which Borrower has access.

8. Setoff. The Bank shall be entitled to hold or set off any monies and all other property of the Borrower, at any time to the credit of the Borrower or in the possession of the Bank, whether by pledge or otherwise, or upon or in which the Bank may have a lien or security interest.

VIII. NOTICES. All notices, requests or demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to the other party at the following address:

Borrower:
ARC HDV, LLC
111 Westwood Place, Suite 200
Brentwood, Tennessee 37027
Fax. No.: 615-221-2269

With a copy to:
T. Andrew Smith, Esq.
Bass, Berry & Sims PLC
2700 AmSouth Center
315 Deaderick Street
Nashville, Tennessee 37238-2700
Fax. No.: (615) 742-2766

Bank:
Bank of America, N.A.
414 Union Street
Healthcare Lending
Nashville, Tennessee 37219
Fax. No.: (615) 749-4951

With a copy to:
Boult, Cummings, Conners & Berry, PLC
1600 Division Street, Suite 700
Nashville, Tennessee 37203
Attn: William W. Earthman
Fax. No. (615) 252-6304

or to such other address as any party may designate by written notice to the other party. Each such notice, request and demand shall be deemed given or made as follows:

1. If sent by hand delivery, upon delivery;

2. If sent by mail, upon the earlier of the date of receipt or five (5) days after deposit in the U.S. Mail, first class postage prepaid.

IX. COSTS, EXPENSES AND ATTORNEY’S FEES. Borrower shall pay to Bank immediately upon demand the full amount of all costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), incurred by Bank in connection with (a) negotiation and preparation of this Agreement and each of the Loan Documents, and (b) Bank’s continued administration and/or amendment thereof.

X. MISCELLANEOUS. Borrower and Bank further covenant and agree as follows, without limiting any requirement of any other Loan Document:

1. Cumulative Rights and No Waiver. Each and every right granted to Bank under any Loan Document, or allowed it by law or equity shall be cumulative of each other and may be exercised in addition to any and all other rights of Bank, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by Bank of any right preclude any other or future exercise thereof or the exercise of any other right. Borrower expressly waives any presentment, demand, protest or other notice of any kind, including but not limited to notice of intent to accelerate and notice of acceleration. No notice to or demand on Borrower in any case shall, of itself, entitle Borrower to any other or future notice or demand in similar or other circumstances.

2. Applicable Law. This Loan Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the laws of Tennessee and applicable United States federal law.

3. Amendment. No modification, consent, amendment or waiver of any provision of this Agreement, nor consent to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by an officer of Bank, and then shall be effective only in the specified instance and for the purpose for which given. This Agreement is binding upon Borrower, its successors and assigns, and inures to the benefit of Bank, its successors and assigns; however, no assignment or other transfer of Borrower’s rights or obligations hereunder shall be made or be effective without Bank’s prior written consent, nor shall it relieve Borrower of any obligations hereunder. There is no third party beneficiary of this Loan Agreement.

4. Documents. All documents, certificates and other items required under this Agreement to be executed and/or delivered to Bank shall be in form and content satisfactory to Bank and its counsel.

5. Partial Invalidity. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of any Loan Document to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

6. Indemnification. Borrower shall indemnify, defend and hold Bank and its successors and assigns harmless from and against any and all claims, demands, suits, losses, damages, assessments, fines, penalties, costs or other expenses (including reasonable attorneys’ fees and court costs) arising from or in any way related to any of the transactions contemplated hereby, including but not limited to actual or threatened damage to the environment, agency costs of investigation, personal injury or death, or property damage, due to a release or alleged release of Hazardous Materials, arising from Borrower’s business operations, any other property owned by Borrower or in the surface or ground water arising from Borrower’s business operations, or gaseous emissions arising from Borrower’s business operations or any other condition existing or arising from Borrower’s business operations resulting from the use or existence of Hazardous Materials, whether such claim proves to be true or false. Borrower further agrees that its indemnity obligations shall include, but are not limited to, liability for damages resulting from the personal injury or death of an employee of the Borrower, regardless of whether the Borrower has paid the employee under the workmen’ s compensation laws of any state or other similar federal or state legislation for the protection of employees. The term “property damage” as used in this paragraph includes, but is not limited to, damage to any real or personal property of the Borrower, the Bank, and of any third parties. The Borrower’s obligations under this paragraph shall survive the repayment of the Loan and any deed in lieu of foreclosure or foreclosure of any Deed to Secure Debt, Deed of Trust, Security Agreement or Mortgage securing the Loan.

7. Survivability. All covenants, agreements, representations and warranties made herein or in the other Loan Documents shall survive the making of the Loan and shall continue in full force and effect so long as the Loan is outstanding or the obligation of the Bank to make any advances under the Line shall not have expired.

8. Appraisal and Maintenance of Collateral Value. Bank may obtain, at Borrower’s expense, but not more often than once annually, an appraisal of any real property securing payment of the Loan (the “Real Property”) prepared in accordance with applicable bank regulatory agency regulations and the written instructions from Bank by a third party appraiser engaged directly by Bank. The costs of such appraisal shall be payable by Borrower to Bank on demand. If such appraisal shows that the principal amount outstanding under the Loan exceeds 80% of the market value of the Real Property as so appraised, Borrower shall promptly on demand make such payments as shall be necessary to reduce the aggregate principal balance of the Loan to an amount that is equal to or less than 80% of said appraised value of the Real Property.

9. Successors and Assigns. All of the terms of this Agreement, and each of the documents and agreements executed and delivered pursuant hereto and in accordance herewith, shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, transferees, successors and assignees of the parties hereto, whether so expressed or not. The Borrower shall not assign or transfer this Agreement, or any of its rights hereunder, without the prior written consent of the Bank.

10. Time Is of the Essence. Time is of the essence of this Agreement.

11. Headings. The headings in this Agreement are intended to be for convenience of reference only, and shall not define or limit the scope, extent or intent or otherwise affect the meaning of any portion hereof.

12. Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement and the other Loan Documents embody the entire agreement and understanding between the parties hereto and thereto and supersede all prior agreements and understandings relating to the subject matter hereof.

XI.     USURY LAWS. Borrower, Bank and all other parties to the Loan Documents intend to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between Borrower and Bank (or any other party liable with respect to any Indebtedness under the Loan Documents) are hereby limited by the provisions of this Section which shall override and control all such agreements, whether now existing or hereafter arising. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, chargeable, or received under this Agreement, the Note, any of the other Loan Documents, or otherwise, exceed the maximum amount permitted under applicable law (“Maximum Amount”). If, from any possible construction of any document, interest would otherwise be payable in excess of the Maximum Amount, any such construction shall be subject to the provisions of this Section and such document shall ipso facto be automatically reformed and the interest payable shall be automatically reduced to the Maximum Amount, without the necessity of execution of any amendment or new document. If Bank shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the Maximum Amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Indebtedness in the inverse order of its maturity and not to the payment of interest, or be refunded to Borrower or the other payor thereof, at the election of Bank in its sole discretion or as required by applicable law. The right to accelerate maturity of the Note or any other Indebtedness does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and does not intend to charge or receive any unearned interest in the event of acceleration. All interest paid or agreed to be paid to Bank shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of such Indebtedness so that the amount of interest on account of such Indebtedness does not exceed the Maximum Amount. As used in this Section, the term “applicable law” shall mean the laws of the State of Arizona or the federal laws of the United States applicable to this transaction, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

XII.     ARBITRATION. ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT OR ANY RELATED INSTRUMENTS, AGREEMENTS OR DOCUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF J.A.M.S./ENDISPUTE OR ANY SUCCESSOR THEREOF (“J.A.M.S.”), AND THE “SPECIAL RULES” SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

 1. SPECIAL RULES. THE ARBITRATION SHALL BE CONDUCTED IN THE COUNTY OF ANY BORROWER’S DOMICILE AT THE TIME OF THE EXECUTION OF THIS INSTRUMENT, AGREEMENT OR DOCUMENT AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS.

 2. RESERVATION OF RIGHTS. NOTHING IN THIS ARBITRATION PROVISION SHALL BE DEEMED TO (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS INSTRUMENT, AGREEMENT OR DOCUMENT; OR (II) BE A WAIVER BY BANK OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT THE RIGHT OF BANK HERETO (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER. BANK MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT. NEITHER THIS EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

XIII. NO ORAL AGREEMENT. THIS WRITTEN LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the date first above written.
BANK:

Bank of America, N.A.

By:
Name:
Title:

BORROWER:

ARC HDV, LLC

By:
Name:
Title: